Exhibit 10.52

Execution Version

CONVERTIBLE NOTE PURCHASE AGREEMENT

This CONVERTIBLE NOTE PURCHASE AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), dated June 9, 2018, is entered into by and between Uxin Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Company”), CNCB (Hong Kong) Investment Limited, a company incorporated under the laws of Hong Kong (the “Purchaser”), and CNCB (Hong Kong) Capital Limited, a company incorporated under the laws of Hong Kong (the “Placing Agent”).

W I T N E S S E T H:

WHEREAS, the Company desires to issue to the Purchaser, and the Purchaser has agreed to purchase from the Company, the Note (as defined below), subject to the terms and conditions set forth herein and in the Note.

WHEREAS, the Company appointed CNCB (Hong Kong) Capital Limited as its sole placing agent in connection with the placement of the Notes. The Placing Agent has solicited and received an offer to purchase the Notes from the Purchaser.

NOW, THEREFORE, in consideration of the respective undertakings stated herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.                                      DEFINITIONS.  Whenever used herein, unless the context otherwise requires, the following words and phrases shall have the following meanings:

“ADS” shall mean American Depositary Shares representing Class A Ordinary Shares.

“Affiliate” of any specified Person shall mean any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person.  For the purposes of this definition, “control”, when used with respect to any specified Person shall mean the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agreement” shall have the meaning given to such term in the preamble.

“Base Share Price” means the price per share at which the Company issues Ordinary Shares or Ordinary Share Equivalents in a transaction or series of related transactions other than those of Exempt Issuance.

“Board” shall mean the board of directors of the Company.

“Business Day” shall mean any day that is not a Saturday, a Sunday or other day on which banking institutions in the State of New York, PRC, Hong Kong or the Cayman Islands are required by law to be closed.

“Claim Notice” shall have the meaning specified in Section 6.2(a) of this Agreement.

“Closing” shall have the meaning specified in Section 2.2 of this Agreement.

“Closing Date” shall have the meaning specified in Section 2.2 of this Agreement.

“Company” shall have the meaning specified in the preamble to this Agreement.

“Conversion Price” shall mean a per share price equal to 109.5% of the public offering price per Class A Ordinary Share for the Offering, as adjusted in accordance with the conditions in the Note.

“Conversion Shares” shall mean the Class A Ordinary Shares in the same class of Class A Ordinary Shares that are offered to the public in the form of ADSs pursuant to the Offering.

“Dispute” shall have the meaning specified in Section 7.3 of this Agreement.

“Exempt Issuance” means the issuance of (a) shares of Ordinary Shares or options to employees, independent contractors, officers or directors of the Company pursuant to any stock or option plan or other equity compensation arrangements, (b) Ordinary Shares issued upon the exercise or exchange of or conversion of any securities exercisable or exchangeable for or convertible into Ordinary Shares issued and outstanding on the date of this Agreement, provided that such securities have not been amended since the date of this Agreement to decrease the exercise, exchange or conversion price of any such securities, (c) Ordinary Shares, Ordinary Share Equivalents (and Ordinary Shares issued upon conversion, exercise or exchange thereof) or other securities issued pursuant to acquisitions or strategic transactions, (d) Ordinary Shares or Ordinary Share Equivalents (and the Ordinary Shares issued upon exercise, conversion or exchange thereof) issued to banks, equipment lessors or other financial institutions, or to real property lessors, pursuant to a debt financing, equipment leasing or real property leasing transaction, (e) Ordinary Shares or Ordinary Share Equivalents (and the Ordinary Shares issued upon exercise, conversion or exchange thereof) issued to suppliers or third party service providers in connection with the provision of goods or services pursuant to transactions approved by the Board, (f) Ordinary Shares or Ordinary Shares Equivalents (and the Ordinary Shares issued upon exercise, conversion or exchange thereof) issued in connection with sponsored research, collaboration, technology license, development, marketing or other similar agreements or strategic partnerships and (g) the issuance of Ordinary Shares and Ordinary Share Equivalents which the Purchaser agrees in writing is an “Exempt Issuance”.

“Hong Kong” shall mean the Hong Kong Special Administrative Region of the PRC.

“IFRS” means the International Financial Reporting Standards promulgated by the International Accounting Standards Board (IASB) (which includes standards and interpretations approved by the IASB and International Accounting Principles issued under previous constitutions), together with its pronouncements thereon from time to time, and applied on a consistent basis.

“Indemnified Party” shall have the meaning specified in Section 6.1 of this Agreement.

“Indemnifying Party” shall have the meaning specified in Section 6.1 of this Agreement.

“Indemnity Notice” shall have the meaning specified in Section 6.3 of this Agreement.

“Losses” shall have the meaning specified in Section 6.1 of this Agreement.

“Material Adverse Effect” shall mean any event, fact, circumstance or occurrence that, individually or in the aggregate with any other events, facts, circumstances or occurrences, results in or would reasonably be expected to result in a material adverse change in or a material adverse effect on (i) the financial condition, assets, liabilities, results of operations, business, prospects or operations of the Company or its subsidiaries taken as a whole, except to the extent that any such Material Adverse Effect results from changes in generally accepted accounting principles that are generally applicable to comparable companies; or (ii) the ability of the Company to consummate the transactions contemplated by this Agreement.

“Maturity Date” shall mean the 363rd day starting from the Closing Date. In the event that the 363rd day from the Closing Date does not fall on a Business Day, the Maturity Date shall be on the immediately preceding the Business Day.

“Note” shall mean the promissory note issued by the Company to the Purchaser pursuant to Article 2 below, substantially in the form of Exhibit A hereto.

“Ordinary Share Equivalents” means any securities of the Company which would entitle the holder thereof to acquire at any time Ordinary Shares (including without limitation, any convertible debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exchangeable for, or otherwise entitles the holder thereof to receive Ordinary Shares).

“Offering” shall mean the initial public offering by the Company of ADSs representing Class A Ordinary Shares in the United States.

“Ordinary Shares” shall mean the Class A ordinary shares or Class B ordinary shares  of the Company, each of a par value of US$0.0001 each.

“Person” shall mean any natural person, firm, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, governmental authority or any other legal entity, including public bodies, whether acting in an individual, fiduciary or other capacity.

“Placing Agent” shall have the meaning specified in the recitals to this Agreement.

“PRC” shall mean the People’s Republic of China, excluding, for the purpose of this Agreement, Hong Kong, the Macau Special Administrative Region and Taiwan.

“Principal Amount” shall mean US$100,000,000.

“Purchaser” shall have the meaning specified in the preamble to this Agreement.

“Prospectus” shall mean the Company’s prospectus, issuer free writing prospectus, and Registration Statements.

“Registration Statement” shall mean the registration statement on Form F-1 that may be filed by the Company with the SEC in connection with the Offering.

“Regulation S” shall have the meaning specified in Section 3.8 of this Agreement.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the United States Securities Act of 1933, as amended.

“Significant Subsidiary” shall mean the Subsidiary of the Company that meets the following condition: the Company and its other subsidiaries’ proportionate share of the total assets (after intercompany eliminations) of such Subsidiary exceeds 20 percent of the total assets of the Company and its subsidiaries consolidated as of the end of the most recently completed fiscal year.

“Subsidiary” shall mean, with respect to a specific entity, (i) any entity (x) more than fifty percent (50%) of whose shares or other interests entitled to vote in the election of directors or (y) more than a fifty percent (50%) interest in the profits or capital of such entity are owned or controlled directly or indirectly by the subject entity or through one (1) or more Subsidiaries of the subject entity, (ii) any entity whose assets, or portions thereof, are consolidated with the net earnings of the subject entity and are recorded on the books of the subject entity for financial reporting purposes in accordance with the IFRS, or (iii) any entity with respect to which the subject entity has the power to otherwise direct the business and policies of that entity directly or indirectly through another Subsidiary.

“Third Party Claim” shall have the meaning specified in Section 6.2(a) of this Agreement.

“Trading Day” means a day on which the Company’s ADSs are traded on the Nasdaq Global Select Market.

“US$” and “U.S. dollar” shall mean the lawful currency for the time being of the United States of America.

2.                                      NOTE.

2.1                               Issuance of the Note. Subject to the satisfaction of terms and conditions of this Agreement, at the Closing (as defined below), the Company agrees to issue to the Purchaser and the Purchaser hereby agrees to purchase from the Company, the Note, in the amount of the Principal Amount.

2.2                               Closing.  Subject to Sections 2.5 and 2.6 of this Agreement, the closing of the issuance and purchase of the Note (the “Closing”) shall take place concurrently with the closing of the Offering at the same offices on the same date and at the same time (eastern standard time) for the closing of the Offering, which is expected to take place on the second business day after the listing of ADSs on the Nasdaq Global Select Market, or at such other place as the Company and the Purchaser may mutually agree.  The date and time of the Closing are referred to herein as the “Closing Date.”

2.3                               Payment and Delivery. At the Closing, the Purchaser shall pay and deliver the Principal Amount to the Company in U.S. dollars by wire transfer, or by such other method mutually agreeable to the Company and the Purchaser, of immediately available funds to such offshore bank account designated in writing by the Company on the Closing Date, and the Company shall deliver to the Purchaser the duly executed Note dated the Closing Date, free and clear of encumbrances. If the Company intends to transfer any portion of the Principal Amount to an onshore bank account, to the extent permissible under applicable law, the Company shall deposit the funds onshore through a China CITIC bank account established in the PRC in the name of the Company or its designated subsidiary.

2.4                               Placement Fee.  For the assignment and service of the Placement Agent, the Placement Agent shall charge the Company a placement fee (the “Placement Fee”) an amount equivalent to 1.5% of the Principal Amount. The Placement Fee shall be payable in immediately available funds within three months of the Closing Date.

2.5                               Conditions to the Purchaser’s Obligations to Effect the Closing. The obligation of the Purchaser to purchase the Note at the Closing is subject to the satisfaction, on or before the Closing Date, of the following conditions, any of which may be waived in writing by the Purchaser in its sole discretion:

(a)                                 All corporate and other actions required to be taken by the Company in connection with the issuance, sale and delivery of the Note shall have been completed;

(b)                                 The representations and warranties of the Company to the Purchaser contained in Article 3 of this Agreement shall have been true and correct on the date of this Agreement and true and correct as of the Closing Date, and the Company shall have performed and complied with all, and not be in breach or default under any, agreements, covenants, conditions and obligations contained in this Agreement that are required to be performed or complied with on or before the Closing Date;

(c)                                  No governmental authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins, prevents, prohibits or otherwise makes illegal the consummation of the transactions contemplated by this Agreement, or imposes any damages or penalties in connection with the transactions contemplated by this Agreement with respect to the Purchaser; and no action, suit, proceeding or investigation shall have been instituted by a governmental authority of competent jurisdiction or threatened that seeks to restrain, enjoin, prevent, prohibit or otherwise make illegal the consummation of the transactions contemplated by this Agreement with respect to the Purchaser, or imposes any damages or penalties in connection with the transactions contemplated by this Agreement with respect to the Purchaser; and

(d)                                 Legal opinions dated as of the Closing Date and addressed to each of the Purchaser and the Placing Agent, in each case in a form acceptable to the Purchaser and the Placing Agent, from (i) legal adviser to the Company as to the laws of Hong Kong; (ii) Maples and Calder (Hong Kong) LLP, the legal adviser to the Company as to the laws of the Cayman Islands; and (iii) Commerce & Finance Law Offices, the legal adviser to the Placing Agent as to the laws of the PRC.

(e)                                  The Offering shall have been, or shall concurrently with the Closing be, completed.

2.6                               Conditions to the Company’s Obligations to Effect the Closing. The obligation of the Company to issue the Note at the Closing is subject to the satisfaction, or waiver by the Company, of each of the following conditions, upon or before the Closing:

(a)                                 All corporate and other actions required to be taken by the Purchaser in connection with the purchase of the Note shall have been completed;

(b)                                 The representations and warranties of the Purchaser contained in Article 4 of this Agreement shall have been true and correct on the date of this Agreement and in all material respects as of the Closing Date, and the Purchaser shall have performed and complied in all material respects with all, and not be in breach or default in any material respect under any, agreements, covenants, conditions and obligations contained in this Agreement that are required to be performed or complied with on or before the Closing Date; and

(c)                                  No governmental authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins, prevents, prohibits or otherwise makes illegal the consummation of the transactions contemplated by this Agreement, or imposes any damages or penalties in connection with the transactions contemplated by this Agreement with respect to the Company; and no action, suit, proceeding or investigation shall have been instituted by a governmental authority of competent jurisdiction or threatened that seeks to restrain, enjoin, prevent, prohibit or otherwise make illegal the consummation of the transactions contemplated by this Agreement, or imposes any damages or penalties in connection with the transactions contemplated by this Agreement with respect to the Company.

3.                                      REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company hereby represents and warrants to the Purchaser the following:

3.1                               Due Formation.  The Company is a company duly incorporated as an exempted company with limited liability, validly existing and in good standing under the laws of the Cayman Islands.  The Company has all requisite power and authority to carry on its business as it is currently being conducted.

3.2                               Authority.  The Company has full power and authority to enter into, execute and deliver this Agreement and each agreement, certificate, document and instrument to be executed and delivered by the Company pursuant to this Agreement and to perform its obligations hereunder.  The execution and delivery by the Company of this Agreement and any agreements, certificates, documents and instruments to be executed and delivered by the Company pursuant to this Agreement, and the performance by the Company of its obligations hereunder, have been duly authorized by all requisite actions on its part.

3.3                               Valid Agreement.  This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

3.4                               Valid Issuance of the Note and the Conversion Shares.  The Note and the Conversion Shares to be issued, sold and delivered upon conversion of the Note will be duly and validly issued, fully paid and non-assessable, free and clear of all encumbrances, and based in part upon the representations and warranties of the Purchaser in this Agreement, will be issued in compliance with all applicable federal and state securities laws. Accordingly, the Purchaser will be entitled to all rights accorded to a holder of the Company’s Class A ordinary shares and will be the record and beneficial owner of all such securities and have good and valid title to all such securities, free and clean of all encumbrances. The Conversion Shares will be freely tradable and non-assessable under Rule 144(b) upon conversion and no restrictive legend will be included in such shares.

3.5                               Noncontravention.  Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any provision of the organizational documents of the Company or violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental entity, trading market of the ADSs, or court to which the Company or any of its Significant Subsidiaries is subject, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of or creation of an encumbrance under, or create in any party the right to accelerate, terminate, modify, or cancel, any agreement, contract, lease, license, instrument, or other arrangement to which the Company or its Significant Subsidiaries is a party or by which the Company or such subsidiary is bound or to which any of the Company’s or any Significant Subsidiary’s assets are subject. There is no action, suit or proceeding, pending or threatened against the Company that questions the validity of this Agreement or the right of the Company to enter into this Agreement or to consummate the transactions contemplated hereby.

3.6                               Consents and Approvals.  Neither the execution and delivery by the Company of this Agreement, nor the consummation by the Company of any of the transactions contemplated hereby, nor the performance by the Company of this Agreement in accordance with its terms requires the consent, approval, order or authorization of, or registration with, or the giving notice to, any governmental or public body or authority or any third party, except such as have been or will have been obtained, made or given on or prior to the Closing Date.

3.7                               SEC Filings.  Prior to the Closing, the Registration Statement, as supplemented or amended, shall have been declared effective by the SEC.  The Registration Statement, including the prospectus therein, will conform, in all material respects to the requirements of the Securities Act and the rules and regulations of the SEC thereunder and will not, as of the applicable effective date, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

3.8                               Securities Laws.  (a) No “directed selling efforts” into the United States (as defined in Rule 902 of Regulation S under the Securities Act (“Regulation S”)) have been made by the Company, any of its affiliates, or any person acting on its behalf with respect to the Note, and (b) none of such persons has taken any actions that would result in the sale of the Note to the Purchaser under this Agreement requiring registration under the Securities Act or any U.S. state securities laws.  The Company is a “foreign issuer” (as defined in Regulation S).

3.9                               Events Subsequent to Most Recent Fiscal Period.  Since March 31, 2018 until the date hereof and to the Closing Date, there has not been any event, fact, circumstance or occurrence that has had or would reasonably be expected to have a Material Adverse Effect.

3.10                        No Violation. The Company is not in violation of its respective charter, by-laws, articles of association, business license or other constitutive documents. The Company is not in violation of any law, administrative regulation, ordinance or order of any court or governmental agency, arbitration panel or authority applicable to the Company, which violation, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect. The Company is not in default (or with the giving of notice or lapse of time would be in default) under any existing obligation, agreement, covenant or condition contained in any indenture, loan agreement, deed of trust, mortgage, lease or other agreement or instrument to which any of them is a party or by which any of them is bound or to which any of the properties of any of them is subject, which such default would have a Material Adverse Effect upon the Company.

3.11                        Regulatory Permits. Except as disclosed in the Prospectus, the Company possess and are in compliance with the terms of, all adequate certificates, authorizations, franchises, licenses and permits and have made all declarations and filings with, the appropriate domestic or foreign governmental or regulatory authorities necessary or material to the conduct of the business now conducted or proposed to be conducted as described in the Prospectus except where the failure to possess such permits could not reasonably be expected to result in a Material Adverse Effect (“Material Permits”), and neither the Company nor any Subsidiary has received any notice of proceedings relating to the revocation or modification of any Material Permit.

3.12                        No Registration. No registration under the Securities Act is required for the offer and sale of the Note by the Company to the Purchaser as contemplated hereby. The issuance and sale of the Note hereunder does not contravene the rules and regulations of the Trading Market.

3.13                        Ranking of the Note. The Note ranks senior in right of payment to any of the Company’s indebtedness that is expressly subordinated in right of payment to the Note, pari passu in right of payment to any of the Company’s other indebtedness and liabilities that are not so subordinated, junior in right of payment to any of the Company’s secured indebtedness to the extent of the value of the assets securing such indebtedness, and structurally junior to all indebtedness and liabilities incurred by the Company’s subsidiaries.

3.14                        Listing and Maintenance Requirements.  The issuance and sale of the Note under this Agreement and the transactions contemplated thereby do not contravene the rules and regulations of the Nasdaq Global Select Market.

3.15                        Investment Company.  The Company is not, and upon the sale of the Note contemplated herein and the application of the net proceeds therefrom will not be, required to register as an “investment company” pursuant to the U.S. Investment Company Act of 1940, as amended (the “Investment Company Act”).

3.16                        Money Laundering Laws.  The operations of the Company and its Significant Subsidiaries have been and will be conducted at all times in compliance with the money laundering requirements of all applicable governmental authorities and any related or similar rules, regulations or guidelines, issued administered or enforced by any governmental authority (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or its subsidiaries, its affiliates employees or agents with respect to the Money Laundering Laws is pending or threatened.

3.17                        OFAC.  (i) None of the Company, any of its Significant Subsidiaries, or any director, officer or employee of any of the foregoing, or, to the Company’s knowledge, any agent, affiliate or representative of the Company or any of the Controlled Entities, is an individual or entity (“Person”) that is, or is owned 50% or more or controlled by one or more Persons that are (such Persons referred to as “Sanctioned Persons”): (a) the target of any sanctions administered or enforced by the U.S. government (including but not limited to the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) or the U.S. Department of State and including, without limitation, the designation as a “specially designated national” or “blocked person”), the United Nations Security Council (“UNSC”), the European Union, Her Majesty’s Treasury (“HMT”) or any other relevant sanctions authority (collectively, “Sanctions”), including by being listed on any Sanctions related list of designated persons, or (b) located, organized or resident in, or a national, governmental entity, or agent of, a country, region or territory that is the subject or target Sanctions (as of the date hereof, including but not limited to, Cuba, Iran, North Korea, Syria and Crimea (each, a “Sanctioned Country”)). (ii) The Company represents and covenants that the Company and its Significant Subsidiaries have not engaged in, are not now engaged in, and will not engage in, any dealings or transactions directly or indirectly with any Sanctioned Person, or in any country or territory, that at the time of the dealing or transaction is or was the subject or the target of Sanctions.

3.18                        Foreign Corrupt Practices.  Neither of the Company or its subsidiaries, nor any person acting on their behalf, has, directly or indirectly (i) used any funds or will use and proceeds from the sale of the Note for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by the Company (or made by any person acting on its behalf of which the Company is aware) which is in violation of any applicable law, or (iv) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder which was or is applicable to the Company.

3.19                        PFIC. Based on the Company’s current income and asset and projections as to the value of its assets and market value of its ADSs, including the current and anticipated value of its assets, the Company believes that it was not and does not expect to be a “passive foreign investment company” as defined in Section 1297 of the United States Internal Revenue Code of 1986, as amended for the current taxable year or in foreseeable future.

4.                                      REPRESENTATIONS AND WARRANTIES OF THE PURCHASER.  The Purchaser hereby represents and warrants to the Company the following:

4.1                               Due Formation.  The Purchaser is duly formed, validly existing and in good standing in the jurisdiction of its organization.  The Purchaser has all requisite power and authority to carry on its business as it is currently being conducted.

4.2                               Authority.  The Purchaser has full power and authority to enter into, execute and deliver this Agreement and each agreement, certificate, document and instrument to be executed and delivered by the Purchaser pursuant to this Agreement and to perform its obligations hereunder.  The execution and delivery by the Purchaser of this Agreement and any agreements, certificates, documents and instruments to be executed and delivered by the

Purchaser pursuant to this Agreement, and the performance by the Purchaser of its obligations hereunder have been duly authorized by all requisite actions on its part.

4.3                               Valid Agreement.  This Agreement has been duly executed and delivered by the Purchaser and constitutes the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

4.4                               Noncontravention.  Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any provision of the organizational documents of the Purchaser or violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental entity or court to which the Purchaser is subject, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of or creation of an encumbrance under, or create in any party the right to accelerate, terminate, modify, or cancel, any agreement, contract, lease, license, instrument, or other arrangement to which the Purchaser is a party or by which the Purchaser is bound or to which any of the Purchaser’s assets are subject, in each case of the foregoing (i) and (ii), in such a manner that would materially and adversely affect the Purchaser’s ability to consummate the transactions contemplated hereby.  There is no action, suit or proceeding, pending or threatened against the Purchaser that questions the validity of this Agreement or the right of the Purchaser to enter into this Agreement or to consummate the transactions contemplated hereby.

4.5                               Consents and Approvals. Neither the execution and delivery by the Purchaser of this Agreement, nor the consummation by the Purchaser of any of the transactions contemplated hereby, nor the performance by the Purchaser of this Agreement in accordance with its terms requires the consent, approval, order or authorization of, or registration with, or the giving notice to, any governmental or public body or authority or any third party, except such as have been or will have been obtained, made or given on or prior to the Closing Date.

4.6                               Investment Intent. The Purchaser is purchasing the Note solely for its own account for investment and not with a view to or for sale in connection with any distribution of the Note or any portion thereof and not with any present intention of selling, offering to sell or otherwise disposing of or distributing the Note or any portion thereof in any transaction.  The entire legal and beneficial interest of the Note is being purchased, and will be held, for the Purchaser’s account only, and neither in whole or in part for any other Person.

4.7                               Regulation S Eligibility; Restriction on Resale. The Purchaser acknowledges that the Purchaser is acquiring the Note in an “offshore transaction” (as defined in Regulation S) in reliance upon the exemption from registration provided by Regulation S.  The Purchaser is not a U.S. person as defined in Rule 902 of Regulation S and is located outside of the United States.  The Purchaser understands that the Note to be purchased by the Purchaser has not been registered under the Securities Act or any U.S. state law and may not be offered or sold within the United States or to, or for the account or benefit of, a U.S. person except pursuant to an exemption from, or in a transaction not subject to the registration requirements under the Securities Act and applicable U.S. state law.

5.                                      COVENANTS.

5.1                               Use of Proceeds. The Company shall use the proceeds from the issuance of the Note for general corporate purposes, which may include improving transaction service capabilities, research and development and funding potential strategic investments and acquisitions, and not to use the proceeds from the issuance of the Note (a) to fund or facilitate any activities of or business with any person that is the subject or the target of Sanctions, (b) to fund or facilitate any activities of or business in any country or territory that is subject of any Sanctions, (c) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any person in violation of any anti-corruption laws, or (d) in a way that that result in noncompliance with all applicable anti-money laundering or anti-terrorism statutes, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any applicable governmental agency.

5.2                               No Hedging. The Purchaser shall not enter into any transaction or agreements that hedge or otherwise offset the underlying financial risks of this Agreement and the Note.

5.3                               Further Assurances. From the date of this Agreement to the Closing Date, the Company and the Purchaser shall use their reasonable efforts to fulfill or obtain the fulfillment of the conditions precedent to the consummation of the transactions contemplated hereby.

5.4                               Deposit.  The Company shall ensure that a bank account is maintained at the China CITIC Bank International in the name of the Company and the balance of  such bank account on the date that is thirty (30) Business Days before the Maturity Date shall be no less than the outstanding principal amount due on the Note plus accrued interest thereon, which total amount shall be determined on the date that is thirty (30) Business Days before the Maturity Date.

5.5                               Reservation of Shares. So long as the Note remains outstanding, the Company shall take all actions necessary to at all times have authorized, and reserved for the purpose of issuance, no less than one hundred percent (100%) of the aggregate number of shares of Class A Ordinary Shares needed to provide for the complete issuance of the Conversion Shares underlying such outstanding Note.

5.6                               Conversion to ADSs. After the conversion of the Note into Conversion Shares, in the event that the Purchaser has delivered to the Company written notice specifying that the Purchaser irrevocably elects to convert the Conversion Shares into ADSs, the Company shall use commercially reasonable efforts to effect such conversion of Conversion Shares into ADSs within fifteen (15) days after receiving such written notice, and such ADSs shall be freely tradable and non-assessable under Rule 144(b) upon conversion.

5.7                               Dilutive  Equity Issuance.

5.7.1                     If the Company, at any time while this Note is outstanding, shall issue or sell Ordinary Shares or Ordinary Share Equivalents (other than in an Exempt Issuance) with a Base Share Price less than 95% of the per share price (adjusted to reflect the ratio of ADSs to Class A Ordinary Shares) offered at the  initial public offering of the

Company’s ADSs (each such issuance, a “Dilutive Issuance”), then, the Conversion Price shall be reduced to equal such Base Share Price multiplied by 109.5%.

5.7.2                     The Company shall notify the Purchaser in writing, no later than five (5) Trading Days following the issuance of any Ordinary Shares or Ordinary Share Equivalents which results in an adjustment to the Conversion Price pursuant to this Section 5.7, indicating therein the applicable Base Share Price (such notice the “Dilutive Issuance Notice”). For purposes of clarification, the failure of the Company to provide a Dilutive Issuance Notice pursuant to this Section 5 shall not affect the adjustments provided for in this Section 5.

6.                                      INDEMNIFICATION.

6.1                               Indemnification. The Company (an “Indemnifying Party”) shall indemnify and hold the Purchaser and its directors, officers, employees, advisors and agents (collectively, the “Indemnified Party”) harmless from and against any losses, claims, damages, fines, expenses and liabilities of any kind or nature whatsoever, including but not limited to any investigative, legal and other expenses incurred in connection with, and any amounts paid in settlement of, any pending or threatened legal action or proceeding, and any taxes or levies that may be payable by such person by reason of the indemnification of any indemnifiable loss hereunder (collectively, “Losses”) resulting from or arising out of: (a) the breach of any representation or warranty of such Indemnifying Party contained in this Agreement or in any schedule or exhibit hereto; or (b) the violation or nonperformance, partial or total, of any covenant or agreement of such Indemnifying Party contained in this Agreement for reasons other than gross negligence or willful misconduct of such Indemnified Party.

6.2                               Third Party Claims.

(a)                                 If any third party shall notify any Indemnified Party in writing with respect to any matter involving a claim by such third party (a “Third Party Claim”) which such Indemnified Party believes would give rise to a claim for indemnification against the Indemnifying Party under this Article 6, then the Indemnified Party shall promptly (i) notify the Indemnifying Party thereof in writing within thirty (30) days of receipt of notice of such claim and (ii) transmit to the Indemnifying Party a written notice (“Claim Notice”) describing in reasonable detail the nature of the Third Party Claim, a copy of all papers served with respect to such claim (if any), and the basis of the Indemnified Party’s request for indemnification under this Agreement.

(b)                                 Upon receipt of a Claim Notice with respect to a Third Party Claim, the Indemnifying Party shall have the right to assume the defense of any Third Party Claim by, within (30) days of receipt of the Claim Notice, notifying the Indemnified Party in writing that the Indemnifying Party elects to assume the defense of such Third Party Claim, and upon delivery of such notice by the Indemnifying Party, the Indemnifying Party shall have the right to fully control and settle the proceeding, provided, that, any such settlement or compromise shall be permitted hereunder only with the written consent of the Indemnified Party.

(c)                                  If requested by the Indemnifying Party, the Indemnified Party shall, at the sole cost and expense of the Indemnifying Party, cooperate with the Indemnifying Party and its counsel in contesting any Third Party Claim which the

Indemnifying Party elects to contest, including the making of any related counterclaim against the person asserting the Third Party Claim or any cross complaint against any person.  The Indemnified Party shall have the right to receive copies of all pleadings, notices and communications with respect to any Third Party Claim, other than any privileged communications between the Indemnifying Party and its counsel, and shall be entitled, at its sole cost and expense, to retain separate co-counsel and participate in, but not control, any defense or settlement of any Third Party Claim assumed by the Indemnifying Party pursuant to Section 6.2(b) of this Agreement.

(d)                                 In the event of a Third Party Claim for which the Indemnifying Party elects not to assume the defense or fails to make such an election within the 30 days of the Claim Notice, the Indemnified Party may, at its option, defend, settle, compromise or pay such action or claim at the expense of the Indemnifying Party; provided, that, any such settlement or compromise shall be permitted hereunder only with the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

6.3                               Other Claims. In the event any Indemnified Party should have a claim against the Indemnifying Party hereunder which does not involve a Third Party Claim, the Indemnified Party shall promptly transmit to the Indemnifying Party a written notice (the “Indemnity Notice”) describing in reasonable detail the nature of the claim, the Indemnified Party’s best estimate of the amount of Losses attributable to such claim and the basis of the Indemnified Party’s request for indemnification under this Agreement. If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days from its receipt of the Indemnity Notice that the Indemnifying Party disputes such claim, the Indemnifying Party shall be deemed to have accepted and agreed with such claim.

6.4                               Cap. Notwithstanding the foregoing, the Indemnifying Party shall have no liability (for indemnification or otherwise) with respect to any Losses in excess of the Principal Amount.

7.                                      MISCELLANEOUS.

7.1                               Registration Rights.  The parties agree that, upon conversion of the Note, the Purchaser shall have the registration rights and bear the corresponding obligations specified in the Sections 4.1 to 4.14 of the Fourteenth Amended And Restated Shareholders Agreement dated January 2, 2018 (the “Shareholders’ Agreement”). The parties agree that references to “Preferred Shares” in the Shareholders’ Agreement shall mean the “Conversion Shares”.

7.2                               Survival of the Representations and Warranties. All representations and warranties made by any party hereto shall survive for eighteen (18) months and shall terminate and be without further force or effect on the date that is eighteen (18) months from the date hereof, except as to any claims thereunder which have been asserted in writing pursuant to Section 6.1 against the party making such representations and warranties on or prior to such date that is eighteen (18) months from the date hereof.

7.3                               Governing Law; Third Party Rights; Arbitration. This Agreement shall be governed and interpreted in accordance with the laws of Hong Kong without giving effect to the conflicts of law principles thereof. Unless otherwise stated herein, a person who is not a party to this Agreement has no right under the Hong Kong Contracts (Rights of Third Parties) Ordinance (Cap. 623) to enforce any term of this Agreement, but this does not affect any right or remedy of a third party which exists or is available apart from the aforementioned Ordinance. Any dispute arising out of or relating to this Agreement, including any question regarding its existence, validity or termination (“Dispute”) shall be referred to and finally resolved by arbitration at the Hong Kong International Arbitration Centre in accordance with the Hong Kong International Arbitration Centre Administered Arbitration Rules then in force. There shall be three arbitrators. The claimant(s) shall have the right to appoint one arbitrator , the respondent(s) shall have the right to appoint another arbitrator and the third arbitrator shall be appointed by the Hong Kong International Arbitration Centre. The language to be used in the arbitration proceedings shall be English. The seat of arbitration shall be Hong Kong. Each of the Parties irrevocably waives any immunity to jurisdiction to which it may be entitled or become entitled (including without limitation sovereign immunity, immunity to pre-award attachment, post-award attachment or otherwise) in any arbitration proceedings and/or enforcement proceedings against it arising out of or based on this Agreement or the transactions contemplated hereby.

7.4                               Amendment. This Agreement shall not be amended, changed or modified, except by another agreement in writing executed by the parties hereto.

7.5                               Binding Effect. This Agreement shall inure to the benefit of, and be binding upon, the Purchaser, the Company, and their respective heirs, successors and permitted assigns.

7.6                               Assignment. Neither this Agreement nor any of the rights, duties or obligations hereunder may be assigned by the Company or the Purchaser without the express written consent of the other Party, except that a Purchaser may assign all or any part of its rights and obligations hereunder to any affiliate of the Purchaser without the consent of the Company, provided that no such assignment shall relieve the Purchaser of its obligations hereunder if such assignee does not perform such obligations.  Any purported assignment in violation of the foregoing sentence shall be null and void.

7.7                               Notices. All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of actual delivery if delivered personally to the party hereto to whom notice is to be given, on the date sent if sent by telecopier, tested telex or prepaid telegram, on the next business day following delivery to Federal Express properly addressed or on the day of attempted delivery by the U.S. Postal Service if mailed by registered or certified mail, return receipt requested, postage paid, and properly addressed as follows:

If to the Company, at:	Uxin Limited
2-5F, Tower E, LSHM Center,
No. 8 Guangshun South Avenue
Chaoyang District, Beijing, 100102
People’s Republic of China
E-mail: daikun@xin.com
Attn: Mr. Kun Dai

If to the Purchaser, at:	CNCB (Hong Kong) Investment Ltd.
2106/2801, Lippo Centre Tower Two, 89 Queensway, Hong Kong
Attn: HU Qing / DEREK Lin / XIE Wenqiao / GU Chen
Email: huqing@cncbinvestment.com / linjianyong@cncbinvestment.com / xiewenqiao@cncbinvestment.com / guchen@cncbinvestment.com

Any party hereto may change its address for purposes of this Section 7.7 by giving the other Party written notice of the new address in the manner set forth above.

7.8                               Entire Agreement. This Agreement constitutes the entire understanding and agreement between the parties with respect to the matters covered hereby, and all prior agreements and understandings, oral or in writing, if any, between the parties with respect to the matters covered hereby are merged and superseded by this Agreement.

7.9                               Severability.  If any provisions of this Agreement shall be adjudicated to be illegal, invalid or unenforceable in any action or proceeding whether in its entirety or in any portion, then such provision shall be deemed amended, if possible, or deleted, as the case may be, from the Agreement in order to render the remainder of the Agreement and any provision thereof both valid and enforceable, and all other provisions hereof shall be given effect separately therefrom and shall not be affected thereby.

7.10                        Fees and Expenses. Except as otherwise provided in this Agreement, the Company shall pay its own expenses incurred in connection with the negotiation, preparation and execution of this Agreement and the transactions contemplated hereby, including fees and expenses of attorneys, accountants, consultants and financial advisors. The Company shall pay or reimburse reasonable costs and expenses incurred by the Purchaser and Placing Agent in connection with the negotiation, preparation and execution of this Agreement and the transactions contemplated hereby, including fees and expenses of attorneys, accountants, consultants and financial advisors, up to a maximum of US$200,0000.

7.11                        Confidentiality. (a) Each party hereto shall keep in confidence, and shall not use (except for the purposes of the transactions contemplated hereby) or disclose, any non-public information disclosed to it or its affiliates, representatives or agents in connection with this Agreement or the transactions contemplated hereby, other than to its directors, officers, employees, auditors, counsels, consultants and other representatives who have a need to know such information, and (b) each party hereto shall ensure that its affiliates, representatives and agents keep in confidence, and do not use (except for the purposes of the transactions contemplated hereby) or disclose, any such non-public information, provided, however, that nothing in this Agreement shall restrict any party from disclosing information

(i) that is already publicly available and not as a result of a breach of this section, or (ii) that may be required by applicable law, statute, treaty, rule, regulation, order, right, privilege, qualification, license or franchise or determination of an arbitrator or a court or other governmental authority or stock exchange.

7.12                        Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the parties hereto shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

7.13                        Termination. In the event that the Closing shall not have occurred by June 4, 2019, the Company or the Purchaser (with respect to itself) may terminate this Agreement with no further force or effect, except for the provisions of Article 7, which shall survive any termination under this Section 7.13, provided that any party who is then in a material breach of this Agreement shall not be entitled to terminate this Agreement.

7.14                        Headings. The headings of the various articles and sections of this Agreement are inserted merely for the purpose of convenience and do not expressly or by implication limit, define or extend the specific terms of the section so designated.

7.16                        Execution in Counterparts. For the convenience of the Parties and to facilitate execution, this Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one and the same instrument.

7.17                        No Waiver. Except as specifically set forth herein, the rights and remedies of the parties to this Agreement are cumulative and not alternative.  No failure or delay on the part of any party in exercising any right, power or remedy under this Agreement will operate as a waiver of such right, power or remedy, and no single or partial exercise of any such right, power or remedy will preclude any other or further exercise of such right, power or remedy or the exercise of any other right, power or remedy.  To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Convertible Note Purchase Agreement as of the date first above written.

Uxin Limited

By:	/s/ Kun Dai
	Name:	Kun Dai
	Title:	Director

IN WITNESS WHEREOF, the parties have executed this Convertible Note Purchase Agreement as of the date first above written.

CNCB (Hong Kong) Investment Limited

By:	/s/ Yu Xiudong
	Name:	Yu Xiudong
	Title:	General Manager

By:	/s/ Hu Zhe
	Name:	Hu Zhe
	Title:	Deputy General Manager

IN WITNESS WHEREOF, the parties have executed this Convertible Note Purchase Agreement as of the date first above written.

CNCB (Hong Kong) Capital Limited

By:	/s/Ye Qing

Name: Ye Qing

Title: General Manager

CNCB (Hong Kong) Capital Limited

By:	/s/Zhang Dingfang

Name: Zhang Dingfang

Title: Director

Final Form

EXHIBIT A
FORM OF CONVERTIBLE PROMISSORY NOTE

THIS NOTE AND THE SECURITIES ISSUABLE UPON THE CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY OTHER SECURITIES LAWS. THIS NOTE AND THE SECURITIES ISSUABLE UPON THE CONVERSION HEREOF ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED EXCEPT AS PERMITTED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND OTHER APPLICABLE SECURITIES LAWS, PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR AN EXEMPTION THEREFROM.

CONVERTIBLE PROMISSORY NOTE

Date of Issuance: [       ], 2018

US$100,000,000

FOR VALUE RECEIVED, and subject to the terms and conditions of this convertible promissory note (the “Note”), Uxin Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Company”), hereby promises to pay to the order of CNCB (Hong Kong) Investment Limited, a company incorporated under the laws of Hong Kong (the “Purchaser”), or its assigns, in lawful money of the United States of America the principal amount of One Hundred Million Dollars (US$100,000,000) (the “Principal Amount”), plus accrued interest thereon, on [       ], 2018 (the “Maturity Date”), unless earlier duly converted in full into the Conversion Shares pursuant to and in accordance with Section 4 hereof.

This Note is issued pursuant to the Convertible Note Purchase Agreement, dated June 9, 2018, by and between the Company and the Purchaser (the “Convertible Note Purchase Agreement”), and is subject to the terms and conditions thereof.  In case of any conflict between this Note and the Convertible Note Purchase Agreement, the provisions of the Convertible Note Purchase Agreement shall control and govern.  Capitalized terms not defined herein shall have the respective meanings given to such terms set forth in Section 1 of the Convertible Note Purchase Agreement.

The following is a statement of the rights of the Purchaser and the conditions to which this Note is subject, and to which the Purchaser, by the acceptance of this Note, agrees:

1.                                      Interest Rate.  The Note shall bear interest at a simple interest rate of six percent (6.0%) per annum from the Closing Date until the Maturity Date or such other time as the Note is earlier repaid, redeemed, or any outstanding Principal Amount (or the outstanding Remaining Conversion Amount (as defined below), as applicable) becomes due and payable upon an Event of Default pursuant to Section 5 of the Note. If any portion of the Note is duly converted into the Conversion Shares pursuant to and in accordance with Section 4 of the Note, no interest accrued on the Principal Amount being converted shall be payable; for the avoidance of doubt, interest shall continue to accrue on any outstanding Principal Amount of the Note that has not been converted Accrued interest on the Note shall be computed on the basis of a 365-day year and actual days elapsed.

2.                                      Repayment of the Note.

(a)           Unless to the extent earlier converted into Conversion Shares pursuant to Section 4 of the Note, the outstanding Principal Amount (other than any portion of the Principal Amount converted pursuant to Section 4 of the Note) and the interest accrued thereon, shall be due and payable by the Company upon the earlier of: (i) the Maturity Date, and (ii) the occurrence of an Event of Default set forth in Section 5 of the Note (the “Due Date”).  Upon the due conversion in full of the Note pursuant to and in accordance with Section 4 of the Note, any and all of the payment obligations of the Company under this Note and the Convertible Note Purchase Agreement shall be fully discharged.

(b)           All amounts payable on or in respect of the Note or the indebtedness evidenced hereby shall be paid to the Purchaser in lawful money of the United States of America on the Due Date. The Company shall make such payments of the unpaid Principal Amount, together with accrued and unpaid interest thereon, to the Purchaser by wire transfer of immediately available funds for the account of the Purchaser as the Purchaser may designate from time to time and notify in writing to the Company at least five (5) Business Days prior to the payment date.  Payment shall be credited first to accrued interest due and payable and any remainder shall be applied to outstanding Principal Amount.

(c)           All payments of principal and interest in respect of the Note by or on behalf of the Company shall be made free and clear of, and without withholding or deduction for or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature imposed, levied, collected, withheld or assessed by or on behalf of the Cayman Islands or the PRC or any political subdivision thereof or any authority therein or thereof having power to tax, unless the withholding or deduction of such taxes, duties, assessments or governmental charges is required by law.

Where such withholding or deduction is made by the Company by or within the PRC up to and including the rate applicable on the date of the pricing of the Company’s ADSs offered at the initial public offering of such ADSs (the “Applicable Rate”), the Company will pay such additional amounts as will result in receipt by the Purchaser after such withholding or deduction of such amounts as would have been received by them had no such withholding or deduction been required.

If the Company is required to make a deduction or withholding (i) by or within the Cayman Islands, or (ii) by or within the PRC, in excess of the Applicable Rate, the Company shall pay such additional amounts (the “Additional Tax Amounts”) as will result in receipt by the Purchaser after such withholding or deduction of such amounts as would have been received by them had no such withholding or deduction been required, except that no such Additional Tax Amounts shall be payable in respect of any Note:

(a)                                 held by a Purchaser which is liable to such taxes, duties, assessments or governmental charges in respect of such Note by reason of its having some connection with the jurisdiction by which such taxes, duties, assessments or charges have been imposed, levied, collected, withheld or assessed other than the mere holding of the Note; or

(b)                                 where (in the case of a payment of principal or interest on redemption) the relevant Note certificate is surrendered for payment more than 30 days after the Relevant Date except to the extent that the Purchaser would have been entitled to such Additional Tax Amounts if it had surrendered the relevant Note certificate on the last day of such period of 30 days.

In these Conditions, “Relevant Date” means whichever is the later of (1) the date on which the payment in question first becomes due and (2) if the full amount payable has not been received by the Purchaser on or prior to such due date, the date on which (the full amount having been so received) notice to that effect has been given to the Purchaser.

Any reference in these conditions to principal or interest shall be deemed to include any additional amounts in respect of principal or interest (as the case may be) which may be payable under this Section 2 or any undertaking given in addition to or in substitution of this Section 2.

3.                                      Seniority.  The Note ranks senior in right of payment to any of the Company’s indebtedness that is expressly subordinated in right of payment to the Note, pari passu in right of payment to any of the Company’s other indebtedness and liabilities that are not so subordinated, junior in right of payment to any of the Company’s secured indebtedness to the extent of the value of the assets securing such indebtedness, and structurally junior to all indebtedness and liabilities incurred by the Company’s subsidiaries.

4.                                      Conversion.

(a)           Right to Convert.  During the period from and including the 181st day after the public offering date set forth on the final prospectus in connection with the Offering to and including the Maturity Date, the Purchaser shall have the right but not the obligation to convert the outstanding Principal Amount at the applicable Conversion Price, provided, however, that the Purchaser can only exercise such right to convert no more than twice.  If the Purchaser elects to convert some but not all of the outstanding Principal Amount (such Principal Amount, “First Conversion Amount”) upon the first time that the Purchaser exercises such right to convert, the Purchaser has the right but not the obligation to exercise only one more time of its right to convert, provided, all the remaining outstanding Principal Amount, which equals to Principal Amount minus First Conversion Amount (“Remaining Conversion Amount”) shall be converted upon such conversion. The number of the Conversion Shares to be issued upon conversion shall be equal to the quotient obtained by dividing the Principal Amount by the applicable Conversion Price.

(b)           No Fractional Shares.  Upon the conversion of the Note into the Conversion Shares, in lieu of any fractional shares to which the Purchaser would otherwise be entitled, the Company shall pay the holder of the Note cash equal to such fraction multiplied by the applicable Conversion Price.

(c)           Mechanics of Conversion.  In the event that the Purchaser has delivered to the Company a written notice in accordance with Section 4(a) of the Note specifying that the Purchaser irrevocably elects to convert the Note (whether in part or in full), the Company shall at its expense use commercially reasonable efforts to take all actions and execute all documents necessary to effect the issuance of all the Conversion Shares (including giving all necessary instructions to update the register of members to effect such issuance) within five (5) days of receipt of the written notice to convert, and deliver to the Purchaser, upon surrender of the Note, a certificate or certificates for the number of fully paid Conversion Shares issuable upon such conversion and the update the register of members of the Company indicating that the Purchaser is the holder of such Conversion Shares.  The Company shall not be required to issue or deliver the Conversion Shares until the Purchaser has surrendered the Note to the Company.

(d)           Adjustments to Conversion Price.  The Conversion Price shall be adjusted according to the following items: When any of the Principal Amount is outstanding at any time, (a) if the Company: (i) pays dividends by securities or security equivalents of the Company; (ii) splits the outstanding securities of the Company in order to increase the number of shares; or (iii) incorporates outstanding securities of the Company (including the form of reverse share split) to decrease the number of shares, the Conversion Price shall be multiplied by a fraction, whose numerator is the number of outstanding securities of the Company immediately before the occurrence of the matter, and denominator is the number of outstanding securities of the Company immediately after the occurrence of the matter; (b) if the Company issues shares to all or substantially all shareholders as a class by way of rights issue, or issue or grant to all or substantially all shareholders as a class, by way of rights issue, of options, warrants or other rights to subscribe for or purchase any Shares, in each case at less than 95 per cent of the closing price of the ADSs divided by the ratio of ADS to share (the “Market Price Per Share”) on the last trading day preceding the date of the announcement of the terms of the issue or grant, the Conversion Price shall be multiplied by a fraction, whose numerator is the number of Shares in issue immediately before such announcement plus the number of shares which the aggregate amount (if any) payable for the shares issued by way of rights issue or for the options or warrants or other rights issued or granted by way of rights issue and for the total number of shares comprised therein would subscribe, purchase or otherwise acquire at Market Price Per Share, and the denominator is the number of shares in issue immediately before such announcement plus the aggregate number of shares issued or, as the case may be, comprised in the issue or grant, or (c) if the Company makes (or fixes a record date for the determination of holders of Ordinary Shares entitled to receive) a dividend or other distribution to the holders of Ordinary Shares payable in any other asset or property (including cash, but excluding dividends by securities or security equivalents of the Company), then, and in each such event, provision shall be made so that, upon conversion of the Note thereafter, the Purchaser shall receive, in addition to the number of Ordinary Shares issuable thereon, such other asset or property which the holder of such share would have received in connection with such event had the outstanding Principal Amount been converted into Ordinary Shares immediately prior to such event, all subject to further adjustment as provided herein. Any adjustment made according to the aforesaid conditions shall come into effect immediately after the record date of deciding the shareholders having rights to obtain dividends or allocations, and for the purpose of share split, incorporation or reclassification, shall come into effect immediately after such matters come into effect.

5.             Events of Default.  Each of the following events shall be considered an event of default (the “Event of Default”) with respect to the Note:

(a)           Failure to Pay.  The Company shall fail to pay (i) when due any principal payment or (ii) any interest payment or other payment required under the terms of this Note on the date due, and such payment shall not have been made within ten (10) Business Days.

(b)           Voluntary Bankruptcy or Insolvency Proceedings.  The Company or any of its Subsidiaries shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) admit in writing its inability to pay its debts generally as they mature, (iii) make a general assignment for the benefit of its or any of its creditors, (iv) be dissolved or liquidated, (v) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it, or (vi) take any action for the purpose of effecting any of the foregoing.

(c)           Involuntary Bankruptcy or Insolvency Proceedings.  Proceedings for the appointment of a receiver, trustee, liquidator or custodian of the Company or any of its Subsidiaries, or of all or a substantial part of their property, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to the Company or its Subsidiaries, or the debts thereof under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within 45 days of commencement.

(d)           Cease to be a Public Company. The Company’s securities shall cease to be publicly traded on the Nasdaq Global Select Market.

(e)           Change of Control. Any of Change of Control shall occur. For the purpose of this provision 5(e), “Change of Control” means any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the U.S. Exchange Act) other than Mr. Kun Dai, founder and chief executive officer of the Company (“Founder”) and/or his Affiliates is or becomes the “beneficial owner” (as such term is used in Rule 13d-3 of the U.S. Exchange Act), directly or indirectly, of 50% or more voting power of the Company’s issued and outstanding securities.

(f)            Breach of Other Obligations. The Company does not perform or comply with one or more of its other obligations in the Note.

(g)           Cross-default. Any Significant Indebtedness (as defined below) of the Company or its Subsidiaries is not paid when due or (as the case may be) within any originally applicable grace period, or any such Significant Indebtedness becomes (or becomes capable of being declared) due and payable prior to its stated maturity otherwise than at the option of the Company or its Subsidiaries or (provided that no event of default, howsoever described, has occurred) any person entitled to such Significant Indebtedness, or the Company or its Subsidiaries fails to pay when due any amount payable by it under any guarantee or indemnity of any Significant

Indebtedness. For the purpose of this section 5(g), “Significant Indebtedness” means, with respect to each event mentioned above, an indebtedness equals or exceeds US$10,000,000 or its equivalent in any other currency or currencies.

(h)           Unsatisfied judgment.  One or more judgment(s) or order(s) for the payment is rendered against the Company or its Subsidiaries and continue(s) unsatisfied and unstayed for a period of 30 days after the date(s) thereof or, if later, the date therein specified for payment.

(i)            Security Enforced.   A secured party takes possession, or a receiver, manager or other similar officer is appointed, of the whole or part of the undertaking, assets and revenues of the Company or its Subsidiaries.

(j)            Enforcement Proceedings. A distress, attachment, execution, seizure before judgment or other legal process is levied, enforced or sued out on or against any material part of the property, assets or revenue of the Company or its Subsidiaries.

(k)           Winding up, etc.  An order is made or an effective resolution is passed for the winding up, liquidation or dissolution of the Company or its Subsidiaries (otherwise than, in the case of a Subsidiary of the Company, for the purposes of or pursuant to an amalgamation, reorganization or restructuring whilst solvent).

6.                                      Remedies  Upon the occurrence of an Event of Default under Section 5 of the Note, at the option and upon the written declaration of the Purchaser at the Purchaser’s sole discretion, the entire unpaid Principal Amount and unpaid interest accrued thereon shall become forthwith due and payable, and the Purchaser may, immediately and without expiration of any period of grace, enforce payment of all amounts due and owing under the Note and exercise any and all other remedies granted to it at law, in equity or otherwise.

7.                                      Prepayment.  The principal amount or interest accrued on the Note may not be prepaid prior to the Maturity Date without the written consent of the Purchaser.

8.                                      No Rights as Shareholder Prior to Conversion.  For the avoidance of doubt, the Purchaser has not been conferred with any of the rights of a shareholder of the Company, including the right to vote as such, by any of the provisions hereof or any provisions under the Convertible Note Purchase Agreement, or any right (a) to vote for the election of directors or upon any matter submitted to shareholders at any meeting thereof, (b) to give or withhold consent to any corporate action (whether upon any recapitalization, issuance of shares, reclassification of shares, change of par value, or change of shares to no par value, consolidation, merger, scheme of arrangement, conveyance, or otherwise), (c) to receive notice of meetings or to receive in-kind dividends or subscription rights or otherwise until the Note shall have been converted in whole and all the Conversion Shares issuable upon the whole conversion hereof shall have been issued, as provided for in the Note and the Convertible Note Purchase Agreement.

9.                                      Termination of Rights.  All rights under this Note shall automatically terminate when (a) all amounts owing on this Note have been paid in full or (b) the Note is converted in full pursuant to Section 4 of the Note.  Upon the termination of all rights under this Note, the Note shall be surrendered by the Purchaser to the Company and the Note so surrendered shall be cancelled and shall not be reissued. For the avoidance of doubt, the Convertible Note Purchase Agreement (including without limitation Sections 5.6 and 7.1 of the Convertible

Note Purchase Agreement) shall not be terminated merely due to a termination of all rights under this Note, and shall remain in force and effect pursuant to the terms thereof.

10.                               Amendments and Waivers; Notice.  The amendment or waiver of any term of this Note shall be subject to the written consent of the Company and the Purchaser.  The provision of notice shall be conducted pursuant to the terms of the Convertible Note Purchase Agreement.

11.                               Successors and Assigns.  This Note applies to, inures to the benefit of, and binds the successors and assigns of the parties hereto; provided, however, that no party may assign its obligations under this Note without the written consent of the other party.  Notwithstanding anything to the contrary, the Purchaser may, subject to applicable laws, transfer this Note to any of its Affiliates.  Any transfer of this Note may take effect by surrender of this Note to the Company and reissuance of a new note to the transferee.

12.                               Governing Law; Dispute Resolution.  This Note shall be governed by and construed under the laws of Hong Kong without regards to principles of conflict of laws.  The resolution of any controversy or claim arising out of or relating to this Note shall be conducted pursuant to the terms of the Convertible Note Purchase Agreement.

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IN WITNESS WHEREOF, the Company has executed this Note as of the date first above written.

Uxin Limited

By:
Name:
Title: